UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2023

CAN B CORP.

(Exact name of registrant as specified in its charter)

Florida	000-55753	20-3624118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 South Broadway, Suite 120
Hicksville, NY 11801	11801
(Address of principal executive offices)	(Zip Code)

(516) 595-9544

Registrant’s telephone number, including area code

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE ADIRECT FINACIAL LIGATION OR AN OBLIFGATION UNDERAN OFF-BALANCE SHEET

On December 1, 2023, Can B Corp., a Florida corporation (the “Company”), received a notice from Arena Special Opportunities Partners I, LP, Arena Special Opportunities Fund, LP and Arena Investors, LP (collectively, the “Arena Entities”) advising that by virtue of defaults in the performance of the obligations of the Company and its subsidiaries to the Arena Entities, the Arena Entities intend to conduct a public auction of all or substantially all of the assets of the Company and its subsidiaries under Article 9 of the Uniform Commercial Code on December 28, 2023. The Company’s equity interest in Nascent Pharma, LLC (“Nascent Pharma”), a 67% owned subsidiary, and the assets of Nascent Pharma, will be excluded from the sale.

The Arena Entities collectively hold approximately $3,838,770 aggregate principal amount of Convertible Notes (the “Notes”) issued by the Company. The Arena Entities previously notified the Company and its subsidiaries that they were in default of certain obligations under the Forbearance Agreement dated February 27, 2023 among the Company, its subsidiaries and the Arena Entities pursuant to which the Arena Entities agreed to forbear from exercising remedies under the Notes until December 31, 2024 provided that no defaults occurred under the Notes or Forbearance Agreement. The alleged defaults include a failure to deliver account control agreements, failure to enter into a servicing agreement, failure to timely make certain payments and the unauthorized use and misuse of receivables assigned to the Arena Entities.

The Company plans to seek a further forbearance from the Arena Entities. No assurance can be given that the Arena Entities will agree to a forbearance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2023

Can B Corp.

By:	/s/ Marco Alfonsi
Name:	Marco Alfonsi
Title:	CEO